EXHIBIT 99.1

MELA Sciences Reports Supplemental Financial Information on XTRAC® Recurring Revenue

Horsham, PA, November 13, 2015 MELA Sciences, Inc. (NASDAQ:MELA) reported today additional information related to its Third Quarter 2015 financial results press release dated November 12, 2015, clarifying the comparative revenue information from its XTRAC recurring revenues.

On June 22, 2015, MELA acquired the XTRAC and VTRAC® businesses from PhotoMedex, Inc., including its high margin recurring XTRAC revenues, which are driven by the number of XTRAC units in the field as well as their utilization, both of which continue to increase as planned. In order to provide information that is helpful to investors relating to the historical and current growth of these revenues, the Company is providing the following table, including information obtained from the predecessor company's disclosures of previous period results.

MELA Sciences, Inc.
Q3 2015 Supplemental Financial Information
As of September 30, 2015, Q3 Earnings Report
 (unaudited)

(dollar amounts in thousands)
	Qtr. 1		Qtr. 2		Qtr. 3		YTD
XTRAC Recurring Revenue:
2015	$5,376	*	$6,678	**	$7,033		$19,087	***

2014	$4,410	*	$5,501	*	$6,069	*	$15,980	*

Year-over-year	21.9%		21.4%		15.9%		19.4%

*As reported by PhotoMedex, Inc.
**$104 reported by the Company; balance reported by PhotoMedex, Inc.
***$7,137 reported by the Company; balance reported by PhotoMedex, Inc.

Michael R. Stewart, MELA Sciences President and CEO stated: "The table above presents the results of the Company's recently acquired XTRAC recurring revenue business.  Year-over-year growth during the third quarter was 15.9% (sequential growth of 5.3%); and the nine month to date (2015) generated year-over-year growth of 19.4%.  As shown in the table below, EBITDA for the third quarter of 2015 was a loss of $1.9 million as compared to a loss of $1.3 million for the third quarter of 2014. After further adjustments for stock-based compensation expense and the change in fair value of warrants, adjusted EBITDA, on a non-GAAP basis, was income of $0.4 million for the third quarter of 2015 as compared to a loss of $3.3 million for the third quarter of 2014."

	Three Months Ended September 30,
(Unaudited, in thousands)	2015	2014

Net loss income as reported	$(9,234)	$(2,288)
Adjustments:
Depreciation and amortization expense	1,710	489
Interest expense, net	506	104
Non-cash interest expense	5,071	423

EBITDA	(1,947)	(1,272)

Stock-based compensation expense	1,007	115
Change in fair value of warrants	1,329	(2,108)

Non-GAAP adjusted EBITDA	$389	$(3,265)

MELA provided annual guidance of XTRAC recurring revenue growth in the mid to high teens and the results to date, as reported in the Company's November 12, 2015 financial results press release, have met that guidance. The Company reiterates its guidance of continued XTRAC recurring annual revenue growth in the mid to high teens.

About MELA Sciences, Inc.  (www.melasciences.com)
MELA Sciences is a medical technology company focused on the dermatology market. Its products include the XTRAC laser and VTRAC excimer lamp systems utilized in the treatment of psoriasis, vitiligo and various other skin conditions, and the MelaFind® system used to assist in the identification and management of melanoma skin cancer.

Safe Harbor
This press release includes "forward-looking statements" within the meaning of the Securities Litigation Reform Act of 1995. These statements include but are not limited to the Company's plans, objectives, expectations and intentions and may contain words such as "will," "may," "seeks," and "expects," that suggest future events or trends. These statements, including the Company's ability to generate the anticipated revenue stream from the acquired business, the Company's ability to generate sufficient cash flow to fund the Company's ongoing operations beginning in 2015 or at any time in the future, including support for the MelaFind system through the reimbursement process and the Company's ability to integrate and transition the acquired business effectively and build a leading franchise in medical dermatology, are based on the Company's current expectations and are inherently subject to significant uncertainties and changes in circumstances. The results for the three and nine months ended September 30, 2015 are not necessarily indicative of the results to be expected for the year ending December 31, 2015 or for any other interim period or for any future period.  Actual results may differ materially from the Company's expectations due to financial, economic, business, competitive, market, regulatory and political factors or conditions affecting the Company and the medical device industry in general, as well as more specific risks and uncertainties set forth in the Company's SEC reports on Forms 10-Q and 10-K. Given such uncertainties, any or all of these forward-looking statements may prove to be incorrect or unreliable. The Company assumes no duty to update its forward-looking statements and urges investors to carefully review its SEC disclosures available at www.sec.gov and www.melasciences.com.

Investor Contacts:

Christina L. Allgeier	Andrew McDonald
MELA Sciences, Inc.	LifeSci Advisors, LLC
215-619-3267	646-597-6987
callgeier@melasciences.com	Andrew@LifeSciAdvisors.com